EXHIBIT 16.1

July 11, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Dear Sir or Madam:

We have read the statements of Cellynx Group, Inc. (the “Company”) pertaining to our firm included under Item 4.01 of Form 8-K/A dated July 11, 2012 and agree with such statements as they pertain to our firm.  We have no basis to agree or disagree with other statements of the Company contained therein.

Sincerely,
/s/ Gruber & Company, LLC
Gruber & Company, LLC